Exhibit 5.3

September 27, 2005

To

Companhia Siderúrgica Nacional

Rua São José, nº 20, grupo 1602 – parte

Rio de Janeiro, RJ, Brazil

20010-020

CSN Islands IX Corp.

Companhia Siderurgica Nacional

Registration Statement on Form F-4

Ladies and Gentlemen,

1. We are the Financial Legal Manager and the Litigation Legal Manager, respectively, of Companhia Siderúrgica Nacional (“CSN”), a corporation organized and existing under the laws of the Federative Republic of Brazil (“Brazil”), and have acted as Brazilian counsels for CSN in connection with the Registration Statement on Form F-4 (“Registration Statement”) filed with the United States Securities and Exchange Commission by CSN Islands IX Corp. (“Islands IX”) and CSN for the purpose of registering under the United States Securities Act of 1933 (“Act”), as amended, up to US$400,000,000 10.00% Guaranteed Notes due January 2015 (“Notes”) issued by Islands IX. The Notes are unconditionally and irrevocably guaranteed by CSN (“Guarantee”).

2. In rendering the opinions set forth below, we have examined a copy of the above mentioned Registration Statement, as well as copies of the documents listed below:

(a)	consolidated and updated by-laws of CSN as modified by the Extraordinary Shareholders’ Meeting held on July 7, 2005;

(b)	certified copy of the minutes of the meetings of the Board of Directors (Conselho de Administração) of CSN held on September 17, 2004 and January 18, 2005, respectively, which approved the issuance of the Guarantee by CSN; and

(c)	the form of the Notes to be executed by Islands IX.

3. We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of all records, agreements, instruments and documents, and we have made such investigations of law, as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. For such purposes, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents and the completeness of all documents submitted to us in agreed form, certified copies or photocopies and the authenticity of the original where certified copies or photocopies have been submitted, the conformity to original documents and completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents. We have also assumed that:

(a)	no provision of the Notes conflicts with, or is otherwise unenforceable under, the laws of any jurisdiction (other than Brazil); and

(b)	the execution and delivery of the Notes have been duly authorized pursuant to applicable law (other than Brazilian law).

4. We have also assumed without any independent investigation or verification of any kind the validity, legality, binding effect and enforceability of the Notes under the laws of (i) the State of New York; and (ii) the Cayman Islands.

5. We have also assumed the genuineness of all signatures (other than those in CSN’s incumbency certificates), the capacity, power and authority of each of the parties thereto (other than CSN) to execute, deliver and perform the terms of the Notes, the due execution of the Notes by each of the parties thereto (other than CSN), and the validity of the Notes under New York law.

6. The opinions expressed herein are limited to questions arising under the laws of Brazil, its political subdivisions, and we do not purport to express an opinion on any question arising under the laws of any other jurisdiction.

7. Subject to the foregoing assumptions and to the qualifications set forth below, we are of the opinion that:

(i)	CSN is duly incorporated and validly existing as a corporation under the laws of Brazil and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement;

(ii)	the statements contained under the heading “Enforcement of Civil Liabilities Against Non-US Persons” of the Registration Statement, to the extent that they constitute summaries of Brazilian statutes, rules, regulations, legal, governmental and regulatory proceedings and other matters of law and contracts, fairly summarize the matters described therein in all material respects; and

(iii)	CSN has all requisite corporate power and authority, and has taken all requisite corporate actions, necessary to create and issue the Guarantee, to execute and deliver the Notes and to carry out the terms thereof, and the Guarantee and the Notes have been duly authorized, executed and delivered by CSN and, assuming due authorization, execution and delivery thereof by the other parties thereto, the Guarantee, insofar as governed by Brazilian law, is the legal, valid, binding and enforceable obligation of CSN, subject to applicable bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally.

8. This opinion is subject to the following qualifications:

(i)	Enforcement may be limited by bankruptcy, insolvency, liquidation, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally. Claims for salaries, wages, social security, taxes and other statutory privileges will have preference over any claims, including secured ones.

(ii)	In the event that any suit is brought against CSN in Brazil, certain court costs and deposits to guarantee judgement may be due.

(iii)	In the event that any suit is brought against CSN, service of process upon CSN, if made in Brazil, must be effected in accordance with Brazilian law.

(iv)	The principles of Brazilian law that govern the nullity of acts and obligations are considered principles of public order and cannot be altered or waived by the parties thereto; under Brazilian law a guaranty is considered an accessory obligation to the underlying obligation and Brazilian law establishes that the nullity of the principal obligation causes the nullity of the accessory obligation; therefore, a judgement obtained in a court outside Brazil against a guarantor for enforcement of a guaranty in respect of obligations that have been considered null will not be confirmed by the Superior Court of Justice of Brazil.

(v)	Under Brazilian law, a person may not properly waive or be deprived of the right to submit a claim to the judiciary system or be deprived of its property without due process; therefore, any waivers by CSN with respect to its rights to seek recourse from Islands IX, and any waivers to assert a claim against the trustee with respect to the Notes, by CSN, may not be enforced by a Brazilian court.

9. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the captions “Enforcement of Civil Liabilities Against Non-US Persons” and “Validity of the New Notes” contained in the Registration Statement.

10. This opinion is delivered to CSN pursuant to the above mentioned Registration Statement. This opinion may not be relied upon by CSN for any other purpose, or relied upon by, or furnished to, any other persons (other than CSN’s successors and assigns) without our prior written consent.

Very truly yours,

Flávia Andraus Troyano	Tony Marcelo Gonzalez Rivera

/s/ FLÁVIA ANDRAUS TROYANO	/s/ TONY MARCELO GONZALEZ RIVERA